EXHIBIT 99

[U S WEST Logo]

                               Investor Relations

                                                                     NEWS FLASH


October 27, 1998

                  - U S WEST REITERATES EARNINGS PROJECTIONS -

NEW YORK CITY - At an analyst briefing today, U S WEST President and CEO Sol Trujillo said he expects the company's performance for the balance of the year to continue to have a positive impact on earnings. Trujillo said he was comfortable with the upper end of the 4-6 percent EPS growth range for 1998.

In addition to the rapid expansion of its data and wireless offerings, Trujillo reaffirmed the company's planned rollout of VDSL (Very-high-speed Digital Subscriber Line) video services to the Phoenix metro area beginning late this year. To date, the company has received franchises to service approximately 600,000 homes. Unexpected delays in gaining franchises caused a later-than-anticipated start in securing standard construction permits and related municipal approvals. To reflect this impact on the construction timetable, the company revised its estimate of the number of homes it would pass by year-end, 1998 to 100,000.

U S WEST (NYSE: USW) provides a full range of telecommunications services - including wireline, wireless PCS, data networking, directory and information services - to more than 25 million customers nationally and in 14 western and midwestern states. More information about U S WEST can be found on the Internet at http://www.uswest.com.

Further information:  Larry Thede, 303-896-3550 or Rodney Miller, 303-896-3096.

[Safe Harbor Statement: This document contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ from expectations include: (i) greater than anticipated competition from new entrants into the local exchange, intraLATA toll, wireless, data and directories markets;
(ii) changes in demand for the Company's products and services, including optional custom calling features; (iii) higher than anticipated employee levels, capital expenditures, and operating expenses (such as costs associated with year 2000 remediation); (iv) the loss of significant customers; (v) pending regulatory actions in state jurisdictions; (vi) regulatory changes affecting the telecommunications industry, including changes that could have an impact on the competitive environment in the local exchange market; (vii) a change in economic conditions in the various markets served by the Company's operations that could adversely affect the level of demand for telephone, wireless, directories or other services offered by the Company; (viii) greater than anticipated competitive activity requiring new pricing for services; (ix) higher than anticipated start-up costs associated with new business opportunities; (x) increases in fraudulent activity with respect to wireless services; (xi) delays in the Company's ability to begin offering interLATA long-distance services;
(xii) consumer acceptance of broadband services, including telephony, data, and wireless services; or (xiii) delays in the development of anticipated technologies, or the failure of such technologies to perform according to expectations.]